EXHIBIT 99

For Immediate Release
                                                     Contact:  Ira H. Stanley
                                      Vice President, Chief Financial Officer
                                                                 937-291-8051
                                                         istanley@mcsinet.com



               MIAMI COMPUTER SUPPLY CORPORATION ANNOUNCES
                  NASDAQ TRADING SYMBOL CHANGE TO "MCSI"

     DAYTON, OH -- FEBRUARY 18, 2000 -- MIAMI COMPUTER SUPPLY CORPORATION (NASDAQ: MCSC) (the Company) today announced that its Nasdaq National Market Symbol will change to "MCSI" on February 23, 2000.

     The Company said that the former symbol, MCSC, will be abandoned simultaneously with the change to the new symbol. The Company is currently conducting business under the name "MCSi."

     Commenting on the change in symbol, Miami Computer Supply Corporation Chairman, President and Chief Executive Officer, Michael E. Peppel, said, "MCSi, which stands for "Media Consultants and Systems Integrators," more appropriately reflects the direction that the company is taking. Based on annualized revenues, we are now the largest advanced systems integrator of visual communications products and services in North America. Miami Computer Supply Corporation is beginning a new brand identity campaign using our trademarked logo MCSi and thus, listing under the symbol MCSi will help us accomplish this very important goal."

     In this time of video, voice and data convergence, the technology industry is being redefined, creating new issues for businesses confronted with an overwhelming mix of products and information. MCSi's direct focus is on the unique combined benefits of computer technology and visual communications. From traditional audio-visual and presentation products to high-end broadcast and video-conferencing products, MCSi designs and builds customized solutions for each of its clients. By combining a full range of responsive and flexible services and multi-vendor integration expertise, MCSi offers innovative and dependable answers for the computer technology and visual communications needs of business nationwide.

     Miami Computer Supply Corporation is a reseller of computer products and accessories and a reseller and integrator of audio-visual products and systems throughout the United States, Canada and in certain foreign countries. Miami Computer Supply Corporation resells over 1,800 core products primarily to corporations, governmental, educational, and institutional customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. MCSi primarily sells nationally known, name-brand products manufactured by approximately 500 original equipment manufacturers, including



Sharp, Epson, Infocus, Sony and Proxima for audio-visual products and Hewlett-Packard, Lexmark, Imation and Canon for computer products. Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

     The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, functionality of hardware and software, actions of competitors, MCSi's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risks relating to international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 1998, and its Form 10-Q, as amended, for the nine months ended September 30, 1999.

     "MCSi" is a registered trademark of Miami Computer Supply Corporation.

                                   -END-